SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2008

STEN CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-18785	41-1391803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer (ID Number)

10275 Wayzata Blvd.  Suite 310, Minnetonka, Minnesota 55305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (952) 545-2776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 4 through 8 are not applicable and therefore omitted.

Item 1.01

Entry Into a Material Definitive Agreement

Item 2.03

Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On November 23, 2007, STEN Corporation (“STEN”) and certain of its wholly-owned subsidiaries, (collectively with STEN, the “Borrowers”), entered into a Security Agreement (the “Security Agreement”) with LV Administrative Services, Inc. (the “Agent”) as administrative and collateral agent for Valens U.S. SPV I, LLC (the “Lender”).  The Security Agreement was amended effective August 22, 2008 by an Omnibus Amendment with the Agent and the Lender.

Effective November 4, 2008, STEN and its subsidiaries (collectively, the “Companies”) entered into an Omnibus Amendment dated October 31, 2008 with the Agent and the Lender (the “Amendment”) relating to the Security Agreement.  A copy of the Amendment is attached hereto as Exhibit 10.1.

Pursuant to the Amendment, the parties amended the certain definitions of to permit certain inventory  associated with Stencor, Inc. (“Stencor”), a wholly-owned subsidiary of STEN, to be included in the calculation of the amount the Companies may borrow under the Security Agreement.  The portion of the outstanding principal amount that relates to the availability provided by the Stencor inventory will bear additional interest at a rate equal to two percent per month.

As required by the Amendment, Kenneth W. Brimmer, the Company’s Chief Executive Officer and Chairman of the Board of Directors, entered into a letter agreement dated October 31, 2008 (the “Letter”) with the agent for the Lender.  Under the Letter, Mr. Brimmer agreed to deliver an executed asset purchase agreement to the agent within 30 days of October 31, 2008.  The asset purchase agreement would provide for the purchase by Mr. Brimmer of substantially all of the assets of Stencor for consideration of no less than $1,300,000 (inclusive of the assumption of the current mortgage and the assumption of certain accounts payable) and with other terms and conditions satisfactory to the Lender, including a closing date of no later than 60 days following the execution of the asset purchase agreement. The Board of Directors of STEN has established a special committee to actively solicit and evaluate alterative proposals for the sale of Stencor’s assets or business on terms superior to those reflected in the Letter, as well as to negotiate any agreement with Mr. Brimmer relating to the Stencor assets.  STEN has no obligation to negotiate exclusively with Mr. Brimmer regarding any transaction involving Stencor.  The special committee is comprised of the independent members of the Board of Directors, Allan D. Anderson, Gervaise Wilhelm and Robert Kuschke.

In exchange for the Amendment, STEN issued the Lender a common stock purchase warrant (the “Warrant”) to purchase 100,000 shares of the Company’s common stock, attached hereto as Exhibit 10.2.  The exercise price of the Warrant is $0.01 per share and the Warrant expires on August 22, 2013.  By the terms of the Warrant, the holder may not sell any part of the shares underlying the warrant prior to September 1, 2009 or exercise any portion of the Warrant that would result in beneficial ownership by the holder and its affiliates of any amount greater than 9.99% of the then outstanding shares of common stock (whether or not, at the time of such exercise, the holder and its affiliates beneficially own more than 9.99% of the then outstanding shares of common stock). The Companies will also pay certain fees and expenses to the Lender in connection with the Amendment.

On November 6, 2008, the Company repaid the principal amount of  $150,000 of a renewable unsecured subordinated note with the maturity date of October 18, 2008 that the Company previously reported had been unpaid resulting in an event of default.  Through the Amendment, the Lender waived events of default under the Security Agreement arising from the events of default with respect to the renewable unsecured subordinated notes.

The summaries of the Amendment, the Letter and the Warrant do not purport to be complete and are subject to and qualified in their entirety by reference to each such document, which are included as Exhibits 10.1, 10.2 and 10.3 of Item 9.01 to this Form 8-K and are incorporated by reference into these Items 1.01 and 2.03.

Item 3.02

Unregistered Sales of Equity Securities

The information set forth in Items 1.01 and 2.03 herein are incorporated by reference into this Item 3.02 of this Current Report on Form 8-K.

The issuance of the Warrant was a transaction not registered under the Securities Act of 1933, as amended.  Other than agreements with respect to the Security Agreement and the Amendment and related transactions described in the Security Agreement or above, there are no other agreements between the Company and the Lender.

Based on the manner of sale of the Warrant and representations of the Lender, who is accredited, the Company believes that pursuant to Regulation D, the issuances was part of a private placement not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and was, therefore, exempt from the registration requirements thereof.

Item 9.01

Financial Statements and Exhibits

Exhibit	Description
10.1

Omnibus Amendment dated October 31, 2008 by and among STEN Corporation, STEN Credit Corporation, STENCOR, Inc., STEN Financial Corp., EasyDrive Cars and Credit Corp., BTAC Properties, Inc., Alliance Advance, Inc., STEN Acquisition Corporation, and Burger Time Acquisition Corporation, and Valens U.S. SPV I, LLC, as lender, LV Administrative Services, Inc., as administrative and collateral agent.

10.2	Common Stock Purchase Warrant dated October 31, 2008 issued by STEN Corporation to Valens U.S. SPV I, LLC for 100,000 shares of common stock.
10.3	Letter dated October 31, 2008 from Kenneth W. Brimmer to LV Administrative Services, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 6, 2008	STEN CORPORATION By: /s/ Kenneth W. Brimmer Kenneth W. Brimmer Chief Executive Officer